EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darling International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-131484) and Form S-8 (Nos. 333-125875, 33-99868 and 33-99866) of Darling International Inc. of our reports dated March 3, 2010, with respect to the consolidated balance sheets of Darling International Inc. as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended January 2, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 2, 2010, which reports appear in the January 2, 2010 annual report on Form 10-K of Darling International Inc.

(signed) KPMG LLP

Dallas, Texas
March 3, 2010